Exhibit 99.1

301 Carlson Parkway, Suite 201 Minneapolis, MN 55305 (952) 258-2000

CONTACTS:
Provell, Inc.
George S. Richards, Chairman, President & Chief Executive Officer
952.258.2000 www.provell.com

FOR IMMEDIATE RELEASE

PROVELL, INC. FILES FOR CHAPTER 11

REORGANIZATION

MINNEAPOLIS —May 9, 2002— Provell, Inc. announced that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court.  Each of the Company’s wholly owned subsidiaries also filed for protection under Chapter 11.  The Chapter 11 filing will enable the Company to continue to restructure its operations.

The Company also announced that it has secured a $21 million senior secured debtor-in-possession (DIP) financing facility with Ableco Finance LLC and Foothill Capital Corporation, as agent. The DIP facility, which remains subject to Bankruptcy Court approval, should provide adequate liquidity to fund the Company’s continuing operations during the reorganization process.  The Company expects to be able to access $2 million of the DIP facility upon court approval of an interim financing order; the full facility is subject to final court approval at a later date.

In connection with the filing, the Company also announced that it had retained Financo Restructuring, the financial advisory division of Financo, Inc., and Stone Ridge Partners LLC, as its financial advisors and investment bankers for purposes of assisting the Company in devising and implementing a successful resolution to its Chapter 11 case.

        Provell, Inc., develops, markets and manages an extensive portfolio of unique and leading-edge membership and customer relationship management programs.  Members of the Company’s proprietary programs receive value-added benefits, insightful information, and exclusive savings opportunities on a wide range of related products and services in the areas of shopping, travel, hospitality, entertainment, health/fitness, finance, and affinity activities such as cooking and home improvement.  As of December 31, 2001, nearly 2.8 million consumers enjoyed benefits provided through Provell’s membership programs.  The Company was founded in 1986 and is headquartered in Minneapolis, Minnesota.

        Any statements herein regarding the business of Provell, Inc. that are not historical facts are “forward-looking statements” and, therefore, involve uncertainties or risks that could cause actual results to differ materially.  These statements are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995.   Such forward-looking statements include the adequacy of the DIP facility, the approval of the DIP facility by the bankruptcy court, and the Company’s ability to continue its operations and seek strategic alternatives, which would depend on continuing business relationships and successful resolutions of various motions pending before the bankruptcy court.  Other factors are discussed in more detail in the Company’s most recent Annual and Quarterly Reports on Forms 10-K and 10-Q and the disclosures under the Sections entitled “Risk Factors” and “Recent Developments” in the Company’s Form S-3 Registration Statement (File No. 333-48776), and the Company’s current reports on Form 8-K.  The Company disclaims any obligation to update forward-looking statements.